Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.

kentringer@caseycomm.com

October 20, 2016

3rd Quarter 2016 Earnings Up 8% at Cass Information Systems, Inc.

Raises Dividend by 5%; Restores Share Buyback Program Capacity to 500,000

ST. LOUIS –Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and waste invoice payment and information services, reported third quarter 2016 earnings of $.55 per diluted share, an increase of 8% from the $.51 per diluted share it earned in the third quarter of 2015. Net income for the period was $6.2 million, compared to $5.9 million in 2015.

	3rd Quarter			YTD
	2016	2015	% Change	2016	2015	% Change
Transportation Dollar Volume	$5.9 billion	$6.1 billion	(4.5)	$17.1 billion	$18.7 billion	(8.7)
Facility Expense Dollar Volume*	$3.3 billion	$3.2 billion	4.4	$8.9 billion	$8.9 billion	(0.2)
Revenues	$31.6 million	$30.6 million	3.4	$93.4 million	$90.5 million	3.1
Net Income	$6.2 million	$5.9 million	5.8	$17.9 million	$17.0 million	5.6
Diluted Earnings per Share	$.55	$.51	7.8	$1.58	$1.47	7.5

    *Includes Energy, Telecom and Waste

2016 3rd Quarter Recap

The increase in revenue and net income of 3% and 6%, respectively, was primarily the result of the continued growth of the company’s customer list in each of its markets along with the development and expansion of new revenue-generating services. These successes overcame persistent economic headwinds and a significant investment in technology and infrastructure required to support this expansion.

A particularly bright spot of Cass’ third quarter performance was the substantial increase in facility related transactions (electricity, gas, waste and telecom expense management), which grew 16%. New customer acquisition, including several large accounts that switched from competitors, was the primary driver of the increase. Facility expense dollar volume was also up for the quarter.

In the transportation market, new accounts boosted transaction volume, but multiple factors continued to challenge dollar volume growth. A continuing impediment was declining activity from existing customers, especially those involved in oil and gas production. Transportation sector dollar volume was also retarded by lower fuel prices which reduced average invoice amounts. The decrease in dollar volume generated smaller investable balances that reduced investment income, and more significantly, lowered fees from carrier services.

Consolidated operating expenses were up $900,000 (4%) due mainly to continued strategic investment in staff and technology to win and support new business.

“Although economic challenges, in particular low interest rates and depressed volume from existing transportation sector clients continue to persist, our ability to add new accounts and expand our service lines demonstrates the value of our services,” said Eric H. Brunngraber, Cass chairman and chief executive officer.

Nine-Month 2016 Recap

For the nine-month period ended September 30, 2016 the company earned $1.58 per diluted share, an increase of 8% from the $1.47 per diluted share it earned in the same period in 2015. Net income was $17.9 million, compared to $17.0 million in 2015. Revenues rose 3%, from $90.5 million in 2015 to $93.4 million in 2016.

Consolidated operating expenses were up 3%, or $1.9 million, due to the increased investment in staff and technology, as noted above.

5% Increase in Cash Dividend

On October 17, 2016, the company’s board of directors declared a fourth quarter dividend of $.23 per share payable December 15, 2016 to shareholders of record December 5, 2016. The new quarterly dividend is one cent or 5% higher than the previous pay-out of 22 cents per share. Cass has continuously paid regularly scheduled cash dividends since 1934.

Additionally, after repurchasing more than 210,000 shares of common stock in the past 12 months, the board voted to restore the capacity of the company’s stock repurchase program to 500,000 shares.

“Our history of dividend payments combined with the return of nearly $21 million to shareholders through share repurchase activity over the past 24 months reflects our solid operating performance, strong capital base and the board’s continued optimism about the company’s long-term prospects,” said Brunngraber.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing $40 billion annually on behalf of clients, and with total assets of $1.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2015.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended September 30, 2016 and 2015:

	Quarter Ended September 30, 2016	Quarter Ended September 30, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Transportation Invoice Volume	8,898	8,626	25,786	25,720
Transportation Dollar Volume	$5,864,716	$6,140,747	$17,107,723	$18,739,375
Facility Expense Transaction Volume	6,034	5,202	16,989	15,264
Facility Expense Dollar Volume	$3,301,049	$3,162,787	$8,882,181	$8,901,907
Payment and Processing Fees	$21,737	$19,781	$62,162	$58,898
Net Investment Income	9,480	9,083	29,250	27,326
Gain on Sales of Securities	—	1,271	387	2,910
Other	411	462	1,561	1,376

Total Revenues	$31,628	$30,597	$93,360	$90,510

Salaries and Benefits	$18,319	$17,761	$54,267	$52,630
Occupancy	860	872	2,560	2,565
Equipment	1,124	1,067	3,289	3,208
Other	3,248	2,934	9,410	9,179

Total Operating Expenses	$23,551	$22,634	$69,526	$67,582

Income from Operations before Income Taxes	$8,077	$7,963	$23,834	$22,928
Income Tax Expense	1,855	2,083	5,910	5,961

Net Income	$6,222	$5,880	$17,924	$16,967

Basic Earnings per Share	$.56	$.52	$1.61	$1.49

Diluted Earnings per Share	$.55	$.51	$1.58	$1.47

Average Earning Assets	$1,351,638	$1,234,469	$1,301,279	$1,235,403
Net Interest Margin	3.19%	3.36%	3.32%	3.39%
Allowance for Loan Losses to Loans	1.56%	1.77%	1.56%	1.77%
Non-performing Loans to Total Loans	.19%	.47%	.19%	.47%
Net Loan (Recoveries) / Charge-offs to Loans	—	—	(.01%)	—
Provision for Loan Losses	$—	$—	$(1,000)	$—